Exhibit 99.1

News Release

U.S. Silica Holdings, Inc. Announces Retirement of CFO, Appointment of Vice President of Finance and Resignation of CAO

Frederick, MD., October 1, 2012 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced that William A. White will retire as Chief Financial Officer effective as of December 31, 2012. The Company also announced that Donald A. Merril was appointed Vice President of Finance effective October 1, 2012. Mr. Merril will assume the Chief Financial Officer position upon Mr. White’s retirement, effective January 1, 2013.

Bryan Shinn, President and Chief Executive Officer, commented on Mr. White’s retirement, “Bill has left a lasting impact on US Silica and the silica sand industry. In his 21 year career at US Silica his extraordinary leadership, passion for our business, and keen insights have positioned US Silica as one of the most respected and admired companies in the industry. On behalf of everyone at US Silica, I thank Bill for his tremendous contributions to our company and wish him all the best in retirement.”

Prior to joining the company, Mr. Merril, age 48, served as Senior Vice President and Chief Financial Officer of Myers Industries, Inc. from January 2006 until August 31, 2012. Prior to Myers Industries, Mr. Merril held the role of Vice President and Chief Financial Officer, Rubbermaid Home Products Division at Newell Rubbermaid from 2003 through 2006. “Don is a valued addition to our executive management team and I have confidence in his abilities as a Vice President of Finance and future Chief Financial Officer of US Silica,” commented Mr. Shinn. “We are very fortunate to have Don filling the role of CFO, beginning in January. Don has a long history of leadership with public companies. He brings deep financial expertise and an extensive background with SEC compliance.”

Also announced by U.S. Silica Holdings, Inc., is that Brian Slobodow, the company’s Chief Administrative Officer, will resign as an executive officer of the Company effective October 7, 2012 to become an operating executive of Golden Gate Capital or one of its affiliates. To ensure a smooth transition, Mr. Slobodow will continue as an employee of the company through December 31, 2012. Mr. Slobodow will continue to serve on the Company’s board of directors.

“Brian has been instrumental to US Silica’s recent growth and transition from a private to a public company by serving as Chief Administrative Officer, as a member of our board, and as our previous Chief Executive Officer. We thank Brian for his enormous contributions to the company and look forward to him continuing as a member of our board of directors.”

The Company will file a Form 8-K with the Securities and Exchange Commission later today regarding these management changes.

About U.S. Silica

U.S. Silica Holdings, Inc., a Delaware corporation, is the second largest domestic producer of commercial silica, a specialized mineral that is a critical input into the oil and gas proppants end market. The company also processes ground and unground silica sand for a variety of industrial and specialty products end markets such as glass, fiberglass, foundry molds, municipal filtration and recreational uses. During its 100-plus year history, U.S. Silica Holdings, Inc. has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 200 products to customers across these end markets. U.S. Silica Holdings, Inc. is headquartered in Frederick, Maryland.

For more information about US Silica visit www.ussilica.com.

U.S. Silica Holdings, Inc.

Investor Relations

(855) 745-4227

IR@USSilica.com

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